                                                                     Exhibit 2.1

                            ASSET PURCHASE AGREEMENT


                                     BY AND


                                      AMONG

                       GLACIER DISTRIBUTION COMPANY, INC.,


                        JERRY SCHNELL DISTRIBUTORS, INC.,

                                       AND

                                  JERRY SCHNELL





                          Dated as of December 30, 1999

                                TABLE OF CONTENTS

1.       Definitions.....................................................     1

2.       Basic Transaction...............................................     4
         (a)      Purchase and Sale of Assets............................     4
         (b)      Assumption of Liabilities..............................     4
         (c)      Purchase Price.........................................     4
         (d)      Schnell Payments.......................................     4
         (e)      Adjustment of Purchase Price...........................     5
         (f)      Company Security Agreement.............................     5
         (g)      Schnell Security Agreement.............................     5
         (h)      The Closing............................................     5
         (i)      Deliveries at the Closing..............................     5
         (j)      Allocation.............................................     5

3.       Representations and Warranties of the Seller....................     5
         (a)      Organization of the Seller. ...........................     6
         (b)      Authorization of Transaction...........................     6
         (c)      Noncontravention.......................................     6
         (d)      Brokers' Fees.  .......................................     6
         (e)      Title to Tangible Assets.  ............................     7
         (f)      Financial Statements.  ................................     7
         (g)      Events Subsequent to Most Recent Fiscal Month End......     7
         (h)      Legal Compliance. .....................................     7
         (i)      Tax Matters............................................     7
         (j)      Real Property.  .......................................     8
         (k)      Intellectual Property..................................     8
         (l)      Contracts..............................................     8
         (m)      Powers of Attorney.....................................     8
         (n)      Litigation.............................................     8
         (o)      Employee Benefits......................................     8
         (p)      Environmental, Health, and Safety Matters..............     9
         (q)      Certain Business Relationships with the Seller.........    10

4.       Representations and Warranties of the Buyer.....................    10
         (a)      Organization of the Buyer..............................    10
         (b)      Authorization of Transaction.  ........................    10
         (c)      Noncontravention.  ....................................    10
         (d)      Brokers' Fees.  .......................................    10

5.       Pre-Closing Covenants...........................................    11
         (a)      General.  .............................................    11


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
         (b)      Notices and Consents....................................    11
         (c)      Operation of Business...................................    11
         (d)      Full Access for Due Diligence Review. ..................    11
         (e)      Notice of Developments..................................    11
         (f)      Exclusivity.............................................    11

6.       Post-Closing Covenants...........................................    12
         (a)      General.................................................    12
         (b)      Litigation Support......................................    12
         (c)      Transition..............................................    12
         (d)      Covenant Not to Compete.................................    12

7.       Conditions to Obligation to Close................................    13
         (a)      Conditions to Obligation of the Buyer...................    13
         (b)      Conditions to Obligation of the Seller and/or Schnell...    14

8.       Termination......................................................    15
         (a)      Termination of Agreement................................    15
         (b)      Effect of Termination...................................    15

9.       Remedies for Breaches of this Agreement..........................    16
         (a)      Survival of Representations and Warranties..............    16
         (b)      Indemnification Provisions for Benefit of the Buyer.....    16
         (c)      Indemnification Provisions for Benefit of the Seller....    16
         (d)      Matters Involving Third Parties.........................    16

10.      Miscellaneous....................................................    17
         (a)      Press Releases and Public Announcements. ...............    17
         (b)      No Third-Party Beneficiaries. ..........................    17
         (c)      Entire Agreement........................................    17
         (d)      Succession and Assignment.  ............................    17
         (e)      Counterparts.  .........................................    17
         (f)      Headings.  .............................................    17
         (g)      Notices. ...............................................    18
         (h)      Arbitration.............................................    19
         (i)      Governing Law...........................................    19
         (j)      Amendments and Waivers.  ...............................    19
         (k)      Severability. ..........................................    19
         (l)      Expenses. ..............................................    19
         (m)      Construction............................................    19
         (n)      Incorporation of Exhibits and Schedules.  ..............    20
         (o)      Bulk Sales Transfer Laws................................    20
         (p)      Sales and Use Taxes.....................................    20


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
                         LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A-1--Form of First Company Note
Exhibit A-2--Form of Second Company Note
Exhibit B-Form of Schnell Note
Exhibit C--Form of Schnell Employment Agreement
Exhibit D--Form of Schnell Non-Compete Agreement
Exhibit E--Form of Company Security Agreement
Exhibit F-Form of Schnell Security Agreement
Exhibit G--Form of Bill of Sale
Exhibit H--Form of Assumption Agreement
Exhibit I--Form of Employment Agreement - Kathy Gaston
Exhibit J--Form of Employment Agreement - Jim Schnell
Exhibit K--Form of Employment Agreement - Judi Cordova
Exhibit L-Form of Legal Opinion of Seller's and Schnell's Counsel

SCHEDULES

Disclosure Schedule--Exceptions to Representations and Warranties
Schedule 1A--Acquired Assets
Schedule 1B--Assumed Liabilities
Schedule 2(j)--Allocation Schedule
Schedule 3(f)--Financial Statements


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
                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "Agreement") is entered into as of December 30, 1999, by and among Glacier Distribution Company, Inc., a Colorado corporation (the "Buyer"), Jerry Schnell Distributors, Inc., a California corporation (the "Seller") and Jerry Schnell ("Schnell"). The Buyer and the Seller are referred to collectively herein as the "Parties."

         This Agreement contemplates a transaction in which the Buyer will purchase substantially all of the assets (and assume certain of the liabilities) of the Seller used in its distribution business (the "Business") in return for cash, promissory notes and assumption of certain liabilities of the Seller, as more particularly described herein.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties and Schnell agree as follows.

         1.       Definitions.

         "Acquired Assets" means all of the right, title, and interest that the Seller possesses and has the right to transfer in and to certain of its assets, as more specifically set forth on Schedule 1A attached hereto.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Assumed Liabilities" means the balances as of the Closing of those liabilities and obligations of the Seller owed to the vendors set forth on
Schedule 1B attached hereto and no others.

         "Assumption Agreement" has the meaning set forth in Section 2(i) below.

         "Bill of Sale" has the meaning set forth in Section 2(i) below.

         "Bonus" has the meaning set forth in the Schnell Employment Agreement.

         "Business" has the meaning set forth in the preface above.

         "Buyer" has the meaning set forth in the preface above.

         "Closing" has the meaning set forth in Section 2(h) below.

         "Closing Date" has the meaning set forth in Section 2(h) below.

         "Closing Payment" has the meaning set forth in Section 2(c) below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company Notes" has the meaning set forth in Section 2(c) below.

         "Company Security Agreement" has the meaning set forth in Section 2(f) below.

         "Confidential Information" means any information concerning the businesses and affairs of the Seller and its Affiliates that is not already generally available to the public.

         "Disclosure Schedule" has the meaning set forth in Section 3 below.

         "Effective Date" has the meaning set forth in Section 2(h) below.

         "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

         "Employment Agreements" has the meaning set forth in Section 7(a)(viii) below.

         "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Financial Statement" has the meaning set forth in Section 3(f) below.

         "First Company Note" has the meaning set forth in Section 2(c) below.

         "First Note Amount" has the meaning set forth in Section 2(c) below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.


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         "Income Tax" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

         "Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

         "Most Recent Financial Statements" has the meaning set forth in Section 3(f) below.

         "Most Recent Fiscal Month End" has the meaning set forth in Section 3(f) below.

         "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

         "Net Worth" means the book value of the Acquired Assets minus the Assumed Liabilities, as calculated in accordance with GAAP consistently applied.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Party" has the meaning set forth in the preface above.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Purchase Price" has the meaning described in Section 2(c) below.

         "Schnell Employment Agreement has the meaning described in Section 2(d) below.

         "Schnell Note" has the meaning described in Section 2(d) below.

         "Schnell Payments" has the meaning set forth in Section 2(d) below.

         "Schnell Security Agreement" has the meaning described in Section 2(g) below.

         "Second Company Note" has the meaning set forth in Section 2(c) below.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and

(d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Seller" has the meaning set forth in the preface above.

         2.       Basic Transaction.

                  (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets used in the Business at the Closing for the consideration specified below in this Section 2, free and clear of any and all Security Interests or rights of others whatsoever.

                  (b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. The Buyer will not assume or have any responsibility, however, with respect to any other obligation or liability of the Seller not included within the definition of Assumed Liabilities; rather Seller shall remain liable for any such other liabilities and Seller shall indemnify and hold harmless Buyer from and against any and all such other liabilities. Seller hereby represents and warrants that such amounts were incurred in the ordinary course of business by Seller and in a manner consistent with Seller's prior practices.

                  (c) Purchase Price. The Buyer, as consideration for the Acquired Assets (the "Purchase Price") (i) agrees to pay to the Seller $50,000 (the "Closing Payment") in immediately available funds; (ii) agrees to issue to the Seller a five-year secured promissory note (the "First Company Note") (substantially in the form of Exhibit A-1 attached hereto) in the amount of $75,000 (the "First Note Amount"), subject to adjustment as set forth below in
Section 2(e); and (iii) agrees to issue to the Seller a ten-year secured promissory note (the "Second Company Note") (substantially in the form of Exhibit A-2 attached hereto) in the amount of $206,054 (the First Company Note and the Second Company Note are collectively referred to herein as the "Company Notes"). The Closing Payment and the Company Notes shall be delivered at Closing.

                  (d) Schnell Payments. In addition to the Purchase Price, Buyer agrees to (i) issue, to Schnell, a five-year promissory note (the "Schnell Note" substantially in the form of Exhibit B attached hereto) in the amount of $126,887.53 as consideration for the non-compete provisions contained in (x) the employment agreement dated as of the Closing Date by and between Schnell and Buyer (the "Schnell Employment Agreement") substantially in the form of Exhibit C attached hereto; and (y) the non-compete agreement dated as of the Closing Date by and between Schnell and Buyer (the "Schnell Non-Compete Agreement") substantially in the form of Exhibit D attached hereto; and (ii) pay Schnell the Bonus, if any, as such term is defined in the Schnell Employment Agreement (the items described in clauses (i) and (ii) above are collectively referred to herein as the "Schnell Payments"). The Schnell Note, the Schnell Employment Agreement and the Schnell Non-Compete Agreement shall be delivered at Closing.


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                  (e) Adjustment of Purchase Price. The First Note Amount shall be decreased or increased on a dollar for dollar basis, as the case may be, by the amount the Net Worth is greater than a negative $390,000, or is less than a negative $390,000, as the case may be, as of the Effective Date. The Parties shall mutually agree to the Net Worth on the Closing Date.

                  (f) Company Security Agreement. Until such time as the obligations of Buyer under the Company Notes are satisfied in full, such obligations shall be secured by certain of the Acquired Assets pursuant to the terms and conditions set forth in a security agreement (the "Company Security Agreement") the form of which is attached hereto as Exhibit E.

                  (g) Schnell Security Agreement. The obligation of the buyer to pay Schnell a Bonus, if any, shall be secured pursuant to the terms and conditions set forth in a security agreement (the "Schnell Security Agreement") the form of which is attached hereto as Exhibit F.

                  (h) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Jacobs Chase Frick Kleinkopf & Kelley LLC, 1050 17th Street, Suite 1500, Denver, Colorado 80265, commencing at 9:00 a.m. local time on December 30, 1999, or such other date as the Parties may mutually determine (the "Closing Date") to be effective for financial and accounting purposes only as of November 15, 1999 (the "Effective Date").

                  (i) Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7(a) below; (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 7(b) below; (iii) the Seller will execute, acknowledge (if appropriate), and deliver to the Buyer (A) a bill of sale and assignment agreement (the "Bill of Sale") substantially in the form attached hereto as Exhibit G and (B) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel may reasonably request (which may include any real property and intellectual property transfer documents) ; (iv) the Buyer will execute, acknowledge (if appropriate), and deliver to the Seller (A) an assumption agreement (the "Assumption Agreement") in the form attached hereto as Exhibit H with respect to the Assumed Liabilities and (B) such other instruments of assumption as the Seller and its counsel may reasonably request; (v) the Buyer will deliver to the Seller the Closing Payment and the Company Notes and to Schnell, the Schnell Note and the Schnell Employment Agreement; and (vi) Schnell will deliver to the Buyer the Schnell Non-Compete Agreement.

                  (j) Allocation. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets, the Assumed Liabilities and the other covenants contained herein (and in the Schnell Employment Agreement and the Schnell Non-Compete Agreement) for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Schedule 2(j).

         3. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule accompanying this Agreement (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

                  (a) Organization of the Seller. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

                  (b) Authorization of Transaction. The Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors and the shareholders of the Seller have duly authorized the execution, delivery, and performance of this Agreement by the Seller, including, but not limited to, authorizing the payment of the Schnell Payments directly to Schnell. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.

                  (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of the charter or bylaws of any of the Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the financial condition of the Seller or on the ability of the Parties to consummate the transactions contemplated by this Agreement. The Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above), except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the financial condition of the Seller or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

                  (d) Brokers' Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.


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
                  (e) Title to Tangible Assets. The Seller has good title to, or a valid leasehold interest in, the material tangible assets it uses regularly in the conduct of the Business free and clear of all Security Interests.

                  (f) Financial Statements. Attached hereto as Schedule 3(f) are the following financial statements (collectively the "Financial Statements"):
(i) unaudited, consolidated balance sheets and statements of income as of and for the fiscal year ended December 31, 1998 for the Seller; and (ii) unaudited consolidated balance sheets and statements of income (the "Most Recent Financial Statements") as of November 15, 1999 (the "Most Recent Fiscal Month End") for the Seller. The Financial Statements (including the notes thereto) have been prepared on a federal income tax basis (and not in accordance with GAAP) applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Seller as of such dates and the results of operations for the Seller for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

                  (g) Events Subsequent to Most Recent Fiscal Month End. Since the Most Recent Fiscal Month End, there has not been any material adverse change in the financial condition of the Seller. Without limiting the generality of the foregoing, since that date the Seller has not engaged in any practice, taken any action, or entered into any transaction outside the Ordinary Course of Business.

                  (h) Legal Compliance. The Seller has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where the failure to comply would not have a material adverse effect upon the financial condition of the Seller.

                  (i) Tax Matters.

                           (i) The Seller has filed all Income Tax Returns that it was required to file, and has paid all Income Taxes shown thereon as owing, except where the failure to file Income Tax Returns or to pay Income Taxes would not have a material adverse effect on the financial condition of the Seller.

                           (ii) Section 3(i) of the Disclosure Schedule lists all Income Tax Returns filed with respect to the Seller for taxable periods ended on or after December 31, 1998, indicates those Income Tax Returns that have been audited, and indicates those Income Tax Returns that currently are the subject of audit. The Seller has delivered to the Buyer correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Seller since December 31, 1998.


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
                           (iii) The Seller has not waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency.

                           (iv) The Seller is not a party to any Income Tax allocation or sharing agreement.

                  (j) Real Property. Section 3(j) of the Disclosure Schedule lists all real property leased or subleased to the Seller. The Seller has delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 3(j) of the Disclosure Schedule (as amended to date). Each lease and sublease listed in Section 3(j) of the Disclosure Schedule is legal, valid, binding, enforceable, and in full force and effect, except where the illegality, invalidity, nonbinding nature, unenforceability, or ineffectiveness would not have a material adverse effect on the financial condition of the Seller.

                  (k) Intellectual Property. Section 3(k) of the Disclosure
Schedule identifies each patent or registration which has been issued to the Seller with respect to any of its intellectual property and identifies each pending patent application or application for registration which the Seller has made with respect to any of its intellectual property.

                  (l) Contracts. Section 3(l) of the Disclosure Schedule lists all written contracts and other written agreements to which the Seller is a party the performance of which will involve consideration in excess of $5,000. The Seller has delivered to the Buyer a correct and complete copy of each contract or other agreement listed in Section 3(l) of the Disclosure Schedule (as amended to date).

                  (m) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Seller.

                  (n) Litigation. Section 3(n) of the Disclosure Schedule sets forth each instance in which the Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, except where the injunction, judgment, order, decree, ruling, action, suit, proceeding, hearing, or investigation would not have a material adverse effect on the financial condition of the Seller.

                  (o) Employee Benefits.

                           (i) Section 3(o)(i) of the Disclosure Schedule lists each Employee Benefit Plan that the Seller maintains or to which the Seller contributes.

                                    (A) Each such Employee Benefit Plan (and
                  each related trust, insurance contract, or fund) complies in form and in operation in all respects with the


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
                  applicable requirements of ERISA and the Code, except where the failure to comply would not have a material adverse effect on the financial condition of the Seller.

                                    (B) All contributions (including all
                  employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                                    (C) Each such Employee Benefit Plan which is
                  an Employee Pension Benefit Plan has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code Section 401(a).

                                    (D) As of the last day of the most recent
                  prior plan year, the market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equaled or exceeded the present value of liabilities thereunder (determined in accordance with then current funding assumptions).

                                    (E) The Seller has delivered to the Buyer
                  correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

                  (p) Environmental, Health, and Safety Matters.

                           (i) The Seller is in compliance with Environmental, Health, and Safety Requirements, except for such noncompliance as would not have a material adverse effect on the financial condition of the Seller.

                           (ii) The Seller and its Subsidiaries have not received any written notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Seller or its facilities arising under Environmental, Health, and Safety Requirements, the subject of which would have a material adverse effect on the financial condition of the Seller.

                           (iii) This Section 3(p) contains the sole and exclusive representations and warranties of the Seller with respect to any environmental, health, or safety matters, including without limitation any arising under any Environmental, Health, and Safety Requirements.


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
                  (q) Certain Business Relationships with the Seller. None of the Seller's Affiliates owns any material asset, tangible or intangible, which is used in the business of the Seller.

         4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

                  (a) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

                  (b) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

                  (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the financial condition of the Buyer or on the ability of the Parties to consummate the transactions contemplated by this Agreement. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above), except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the financial condition of the Buyer or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

                  (d) Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

         5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

                  (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

                  (b) Notices and Consents. The Seller will give any notices to third parties, and the Seller will use its reasonable best efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to in Section 3(c) above. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(c) and Section 4(c) above.

                  (c) Operation of Business. From the date hereof until the Closing Date, the Seller will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not, except in the Ordinary Course of Business, declare or pay any dividends, pay any bonuses, purchase, sell, lease or dispose of any assets, issue any securities, incur any liability or make any commitment to do so, accelerate the collection of accounts receivable, defer accounts payable, change its policies with respect to bad debt reserves, or make any changes with respect to working capital, without the Buyer's prior written consent.

                  (d) Full Access for Due Diligence Review. The Seller will permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Seller, and will provide all reasonable assistance, in order for the Buyer to conduct its due diligence review. The Buyer will treat and hold as such any Confidential Information it receives from any Affiliates of the Seller and the Seller in the course of the reviews contemplated by this Section 5(d), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to the Seller all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

                  (e) Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this Section 5(e), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.

                  (f) Exclusivity. From the date hereof until the earlier of (i) December 31, 1999, (ii) the Closing Date, or (iii) the date that the Agreement is terminated pursuant to Section 8 below, the Seller will not solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of the Seller (including any acquisition structured as a merger, consolidation, or share exchange).

         6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

                  (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 9 below).

                  (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Seller, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Section 9 below).

                  (c) Transition. The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Seller from maintaining the same business relationships with the Buyer after the Closing as it maintained with the Seller prior to the Closing.

                  (d) Covenant Not to Compete. For a period of five (5) years from and after the Closing Date, the Seller will not engage directly or indirectly in any business that the Seller conducts as of the Closing Date in any geographic area in which the Seller conducts that business as of the Closing Date; provided, however, that no owner of less than 5% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6(d) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. If at any time during the five-year period described above in this Section 6(d), an event of default occurs under the Second Company Note, then the provisions of this Section

6(d) shall terminate and be of no further force and effect unless the Second Company Note is paid in full within thirty (30) days of such event of default.

         7. Conditions to Obligation to Close.

                  (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (i) the representations and warranties set forth in
         Section 3 above and elsewhere herein shall be true and correct in all material respects at and as of the Closing Date;

                           (ii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                           (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                           (iv) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(iii) is satisfied in all respects;

                           (v) the Seller and the Buyer shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(c) and Section 4(c) above;

                           (vi) the Buyer shall have confirmed available year-to-date operating results of the Seller for the current year to the Buyer's reasonable satisfaction;

                           (vii) the Buyer shall have entered into employment agreements reasonably satisfactory to Buyer with Kathy Gaston, Jim Schnell and Judi Cordova substantially in the forms of Exhibits I, J and K (collectively, the "Employment Agreements");

                           (viii) Schnell and Buyer shall have executed and delivered the Schnell Employment Agreement;

                           (ix) Schnell and Buyer shall have executed and delivered the Schnell Non-Compete Agreement;

                           (x) the Seller and the Buyer shall have executed and delivered the Company Security Agreement;

                           (xi) Schnell and the Buyer shall have executed and delivered the Schnell Security Agreement;

                           (xii) counsel to the Seller and Schnell shall have delivered an opinion substantially in the form of Exhibit L; and

                           (xiii) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

         The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

                  (b) Conditions to Obligation of the Seller and/or Schnell. The obligation of the Seller and/or Schnell to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (i) the representations and warranties set forth in
         Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                           (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                           (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                           (iv) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

                           (v) the Seller and the Buyer shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(c) and Section 4(c) above;

                           (vi) the Seller and the Buyer shall have executed and delivered the Company Security Agreement;

                           (vii) Schnell and the Buyer shall have executed and delivered the Schnell Security Agreement;

                           (viii) Schnell and the Buyer shall have executed and delivered the Schnell Non-Compete Agreement;

                           (ix) Schnell and the Buyer shall have executed and delivered the Schnell Employment Agreement;

                           (x) the relevant parties shall have entered into the Employment Agreements; and

                           (xi) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

         The Seller and/or Schnell may waive any condition specified in this
Section 7(b) if it/he executes a writing so stating at or prior to the Closing.

         8. Termination.

                  (a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

                           (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

                           (ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect or (B) if the Closing shall not have occurred on or before November 30, 1999, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

                           (iii) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect or (B) if the Closing shall not have occurred on or before November 30, 1999, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

                  (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 8(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 5(d) above shall survive termination.

         9. Remedies for Breaches of this Agreement.

                  (a) Survival of Representations and Warranties.

         All of the representations and warranties of the Parties contained in Sections 3 and 4 of this Agreement shall survive the Closing.

                  (b) Indemnification Provisions for Benefit of the Buyer.

                           (i) In the event the Seller breaches any of its representations, warranties, and covenants contained in this Agreement, then the Seller agrees to indemnify and hold harmless the Buyer from and against the entirety of any Adverse Consequences the Buyer shall suffer through and after the date of the claim for indemnification caused by the breach.

                           (ii) The Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer shall suffer caused by any liability of the Seller which is not an Assumed Liability (including any liability arising under or as a result of any failure to comply with any bulk sales transfer law, or similar law, of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise).

                  (c) Indemnification Provisions for Benefit of the Seller.

                           (i) In the event the Buyer breaches any of its representations, warranties, and covenants contained in this Agreement, then the Buyer agrees to indemnify and hold harmless the Seller from and against the entirety of any Adverse Consequences the Seller shall suffer through and after the date of the claim for indemnification caused by the breach.

                           (ii) The Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller shall suffer caused by any liability of the Seller which is an Assumed Liability.

                  (d) Matters Involving Third Parties.

                           (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 9, then the Indemnified Party shall promptly (and in any event within five business days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing.

                           (ii) Any Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of his or its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

                           (iii) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 9(d)(ii) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

                           (iv) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of each of the Indemnifying Parties (not to be withheld unreasonably).

         10. Miscellaneous.

                  (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

                  (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

                  (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

                  (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

                  (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Buyer:

                  Glacier Distribution Company, Inc.
                  866 East 50th Avenue
                  Denver, Colorado  80216
                  Attn:  Joseph A. Oblas
                  Fax No.:  (303) 296-8838

         Copy to:

                  Jacobs Chase Frick Kleinkopf & Kelley LLC
                  1050 17th Street, Suite 1500
                  Denver, Colorado 80265
                  Attn:  Matthew R. Perkins, Esq.
                  Fax No.: (303) 685-4869

         If to the Seller:

                  Jerry Schnell Distributors, Inc.
                  c/o Jerry Schnell
                  1622 Quail Circle
                  Roseville, California  95661
                  Attn:  Jerry Schnell
                  Facsimile No.:  (916) 344-4363

         Copy to:

                  Michael L. Hanks, Esq.
                  11211 Gold Country Blvd., Suite 107
                  Gold River, California  95670
                  Attn:  Michael L. Hanks, Esq.
                  Facsimile No.:  (916) 635-4113

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

                  (h) Arbitration. Any claim or controversy arising out of or relating to this Agreement or the breach hereof shall be settled by arbitration administered in Denver, Colorado by the American Arbitration Association in accordance with its applicable rules. The arbitration shall be conducted by a panel of three arbitrators with at least ten years experience in complex business transactions. Each of the Parties shall select one arbitrator and the two arbitrators so selected shall select the third arbitrator. The prevailing party shall be awarded reasonable costs and expenses, including without limitation attorneys' fees. The award of the arbitrators shall be final and binding upon the Parties and any judgment on the award rendered in such arbitration may be entered in any court having jurisdiction thereof.

                  (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

                  (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                  (l) Expenses. Each of the Buyer and the Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

                  (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

                  (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  (o) Bulk Sales Transfer Laws. With respect to all creditors of Seller not identified on Schedule 1B, Seller shall either comply with the provisions of all bulk sales transfer laws of any applicable jurisdiction in connection with the transactions contemplated by this Agreement or shall take all actions as are necessary to satisfy any creditors' rights against the Seller which may arise in connection with the consummation of the transactions contemplated by this Agreement.

                  (p) Sales and Use Taxes. Seller shall be solely responsible for all sales and use taxes arising in connection with the transactions contemplated by this Agreement.


                                    * * * * *

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

                                    GLACIER DISTRIBUTION COMPANY, INC.

                                    /s/ Joe A. Oblas
                                    ----------------------------------------
                                    By:  Joe A. Oblas
                                    Its: C.E.O.


                                    JERRY SCHNELL DISTRIBUTORS, INC.

                                    /s/ Jerald J. Schnell
                                    ----------------------------------------
                                    By:  Jerald J. Schnell
                                    Its: President


                                    ________________________________________
                                    JERRY SCHNELL

                                   EXHIBIT A-1

                           Form of First Company Note

                                   EXHIBIT A-2

                           Form of Second Company Note

                                    EXHIBIT B

                              Form of Schnell Note

                                    EXHIBIT C

                      Form of Schnell Employment Agreement

                                    EXHIBIT D

                      Form of Schnell Non-Compete Agreement

                                    EXHIBIT E

                       Form of Company Security Agreement

                                    EXHIBIT F

                       Form of Schnell Security Agreement

                                   EXHIBIT G

                              Form of Bill of Sale

                                    EXHIBIT H

                          Form of Assumption Agreement

                                    EXHIBIT I

                  Form of Employment Agreement -- Kathy Gaston

                                    EXHIBIT J

                   Form of Employment Agreement -- Jim Schnell

                                    EXHIBIT K

                  Form of Employment Agreement -- Judi Cordova

                                    EXHIBIT L

             Form of Legal Opinion of Seller's and Schnell's Counsel

                                   SCHEDULE 1A

                             List of Acquired Assets

                                   SCHEDULE 1B

                           List of Assumed Liabilities

                                  SCHEDULE 2(i)

                               Allocation Schedule

                                  SCHEDULE 3(f)

                              Financial Statements